As filed with the Securities and Exchange Commission on January 17, 2001.

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       MILLER PETROLEUM, INC.
                       ----------------------
          (Name of small business issuer in its charter)

         Tennessee                         7389                 62-1028629
         ---------                         ----                 ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)

                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                               (423) 663-9457
                               --------------
        (Address and telephone number of principal executive offices)

                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                        ----------------------------
                   (Address of principal place of business
                   or intended principal place of business)

                                Deloy Miller
                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                               (423) 663-9457
                               --------------
         (Name, address and telephone number of agent for service)

                                 Copies to:
                          Branden T. Burningham, Esq.
                         455 East 500 South, Suite 205
                          Salt Lake City, Utah 84111
                               (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==============================================================================

                        CALCULATION OF REGISTRATION FEE

Title of
Each                          Proposed      Proposed
Class of                      Maximum       Maximum
Securities          Amount of         Offering    Aggregate      Amount of
to be               shares to be      Price per   Offering       Registration
Registered          Registered        Share (1)   Price (1)      Fee
==============================================================================

Common Stock (1)    1,625,152         $1.375    $2,234,584       $  621.21
Common Stock (1)(2)   286,000         $1.00     $  286,000       $   79.51
Common Stock (1((3)   250,000         $1.50     $  375,000       $  104.25
Common Stock (1)(4)   350,000         $2.00     $  700,000       $  194.60
Common Stock (1)(5)   250,000         $2.50     $  625,000       $  173.75
TOTALS              2,761,152                   $4,220,584       $1,173.32

==============================================================================

(1) These shares are registered on behalf of the selling stockholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") on the date immediately prior to the filing of this registration statement.

(2) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $1.00 per share.

(3) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $1.50 per share.

(4) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $2.00 per share.

(5) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $2.50 per share.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            CROSS REFERENCE SHEET

Form SB-2 Item No. and Caption                       Prospectus Caption
------------------------------                       ------------------

Item 1. Front of Registration Statement and          Outside Front Cover
        Outside Front Cover Page of Prospectus

Item 2. Inside Front and Outside Back Cover Pages    Inside Front and Outside
        of Prospectus                                Back Cover Pages

Item 3. Summary Information and Risk Factors         Prospectus Summary; Risk
                                                     Factors

Item 4. Use of Proceeds                              Use of Proceeds

Item 5. Determination of Offering Price              Outside Front Cover

Item 6. Dilution                                     Dilution

Item 7. Selling Security Holders                     Selling Stockholders

Item 8. Plan of Distribution                         Outside Front Cover Page;
                                                     Plan of Distribution

Item 9. Legal Proceedings                            Legal Proceedings

Item 10.Directors, Executive Officers, Promoters     Directors, Executive
        and Control Persons                          Officers, Promoters
                                                     and Control Persons

Item 11.Security Ownership of Certain Beneficial     Security Ownership of
        Owners and Management                        Certain Beneficial
                                                     Owners and Management

Item 12.Description of Securities                    Outside Front Cover Page;
                                                     Description of Securities

Item 13.Interest of Named Experts and Counsel        Interest of Named Experts
                                                     and Counsel

Item 14.Disclosure of Commission Position on         Disclosure of Commission
        Indemnification for Securities Act           on Indemnification for
        Liabilities                                  Securities Act
                                                     Liabilities

Item 15.Organization Within the Last Five Years      Not Applicable

Item 16.Description of Business                      Description of Business

Item 17.Management's Discussion and Analysis         Management's Discussion
        or Plan of Operation                         and Analysis or Plan of
                                                     Operation

Item 18.Description of Property                      Prospectus Summary;
                                                     Description of Business;


Item 19.Certain Relationships and                    Certain Relationships and
        Transactions                                 Related Transactions

Item 20.Market for Common Equity and Related         Market for Common Equity
        Stockholder Matters                          and Related Stockholder
                                                     Matters

Item 21.Executive Compensation                       Executive Compensation


Item 22.Financial Statements                         Financial Statements

Item 23.Changes in and Disagreements with            Not Applicable
        Accountants on Accounting
        and Financial Disclosure

                                 PROSPECTUS

                            MILLER PETROLEUM, INC.
       2,761,152 Shares of Common Stock Offered by Selling Stockholders

     This prospectus covers an aggregate of 2,761,152 shares of our common stock that the selling stockholders may sell. We have filed it with the Securities and Exchange Commission as part of a registration statement that you may examine in the Securities and Exchange Commission's EDGAR Archives.

     Our common stock is quoted on the OTC Bulletin Board of the NASD under the symbol "MILL." On January 16,2001, the date immediately prior to the filing of this registration statement, the average bid price of our common stock as quoted on the OTC Bulletin Board was $1.375.

     These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2001.

                           TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Forward-Looking Information . . . . . . . . . . . . . . . . . . . . . . 8

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Determination of Offering Price and Dilution. . . . . . . . . . . . . . 8

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 10

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .13

Directors, Executive Officers, Promoters and Control Persons . . . . . 15

Security Ownership of Certain Beneficial Owners and Management . . . . 17

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .18

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . .21

Disclosure of Commission Position on Indemnification for Securities . .21 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . .  22

Management's Discussion and Analysis or Plan of Operation . . . . . . .28

Certain Relationships and Related Transactions . . . . . . . . . . . . 30

Market for Common Equity and Related Stockholder Matters . . . . . . . 31

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 32

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 34

Changes in and Disagreements with Accountants on Accounting and . . . .53
Financial Disclosure

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .53

Dealer Prospectus Delivery Obligations . . . . . . . . . . . . . . . . 53

                              PROSPECTUS SUMMARY

                             MILLER PETROLEUM, INC.
                             ----------------------

                                 The Company
                                 -----------

     You should carefully read our entire prospectus and consolidated financial statements and related notes. Unless the context requires otherwise, "we," "us," "our" and similar terms, as well as references to "Miller," refer to Miller Petroleum, Inc., a Tennessee corporation.

    Our business includes the operation of gas and oil wells, the acquisition and development of gas and oil leases, rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners.

     We own the building where our principal executive offices are located. The building consists of approximately 4,000 square feet of office space and an equipment yard on 14 acres situated at 3651 Baker Highway, Huntsville, Tennessee. Our telephone number is (423) 663-9457.

                                 The Offering
                                 ------------

Securities offered by us . . . .None.

Securities that may be sold
by our stockholders . . . . . . 2,761,152 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $1,986,000 from the exercise of outstanding warrants to acquire shares that are being registered. As of the date of this prospectus, none of these warrants has been exercised, and the exercise price of over half of the warrants is higher than the present market price of our common stock.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Interwest Transfer Company, 1981 East Murray-
                                Holladay Road, Salt Lake City, Utah 84117,
                                Telephone No. 801-272-9294, serves as the transfer agent and registrar for our outstanding securities.

     We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

                             RISK FACTORS
                             ------------

     Our present and intended business operations are highly speculative and involve substantial risks. Only investors who can bear the risk of losing their entire investment should consider buying our shares. Among the risk factors that you should consider and be aware of are the following:

General Risks Related To Our Business.
--------------------------------------

     We have very limited cash resources to allocate to future development of oil and gas reserves.
---------------------

     We will require substantial additional funding to realize our future goals of conducting the oil and gas exploration operations on properties under lease and acquiring additional oil and gas properties for development. We will need to continue to raise funding through equity or debt financing, which may be very difficult for our highly speculative enterprise. We can not assure you that any additional funding will be available to us, or if it is available, that the terms thereof will be satisfactory to us.

     We have experienced losses on our operations during the past two fiscal years and a profit for the first six months of our current year.
----------------------------------------------------------------

     We had losses from operations that we conducted during the years ended April 30, 2000 and 1999. During fiscal 2000, our loss from operations was $135,700 on gross revenues of $2,048,843, while we incurred losses of $605,776 in fiscal 1999 on gross revenues of $2,613,188. We have incurred profits of $286,191 during the first six months of fiscal 2001, ending October 31, 2000, on gross revenues of $1,649,191.

     Our intended business operations will require us to spend substantial money without any assurance of success.
---------------------------------------

     We intend to make substantial capital expenditures for the acquisition, exploration, development and production of our estimated oil and gas reserves. If present or future revenues were to decrease as a result of lower oil and gas prices, decreased production or other factors, we may be unable to proceed with our plans. This would result in a further decrease in production and revenues. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we can not guarantee that we will be able to get enough additional debt or equity financing to meet these requirements.

     Our future success depends heavily on the continued development and replacement of oil and gas reserves.
------------------------------------

     Management believes that our future success will depend upon our ability to find, acquire and develop additional economically recoverable oil and gas reserves. Our proved reserves will generally decline as they are produced, except to the extent that we conduct revitalization activities, or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our development drilling and re-completion programs, identify and produce previously overlooked or bypassed zones in shut-in wells, acquire additional properties or undertake other replacement activities. Our current strategy is to increase our reserve base, production and cash flow through the development of our existing oil and gas fields and selective acquisitions of other promising properties where we can use new, existing technology. We can give no assurance that our planned revitalization, development and acquisition activities will result in significant additional reserves, or that we will have success in discovering and producing reserves at economical exploration and development costs.
While our revenues may increase if prevailing oil and gas prices continue or increase, our exploration costs for additional reserves may also increase.

     Oil and gas reserve estimates are based upon very limited data and are speculative at best.
--------------------

     Oil and gas reserve estimates and the present values attributed to these estimates are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and present value estimates are frequently revised to reflect production data obtained after the date of the original estimate. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated. In addition, significant downward revisions of reserve estimates may hinder our ability to borrow funds in the future, or may hinder other financing arrangements that we may consider.

     In addition, any estimates of future net revenues and their present value are based on period ending prices and on cost assumptions that only represent our best estimate. If these estimates of quantities, prices and costs prove inaccurate and we are unsuccessful in expanding our oil and gas reserves base, or if oil and gas prices decline or become unstable, we may have to write down the capitalized costs associated with our oil and gas assets. We will also largely rely on reserve estimates when we acquire producing properties. If we overestimate the potential oil and gas reserves of a property to be acquired, or if our subsequent operations on the property are not successful, the acquisition of the property could result in substantial losses.

     Oil and gas operations necessarily involve many associated risks.
     -----------------------------------------------------------------

     Natural hazards, such as excessive underground pressures, may cause costly and dangerous blowouts or make further operations on a particular well financially or physically impractical. Similarly, the testing and re-completion of oil and gas wells involves a high degree of risk arising from operational failures, such as blowouts, fires, pollution, collapsed casing, loss of equipment and numerous other mechanical and technical problems. Any of these hazards may result in substantial losses to us or liabilities to third parties. These could include claims for bodily injuries, reservoir damage, loss of reserves, environmental damage and other damages to people or property.

     You will not be able to elect our directors or officers.
     --------------------------------------------------------

     Deloy Miller, our President and CEO, has substantial voting control of our company. He can effectively elect all of our directors, who in turn elect all of our executive officers, without regard to the votes of other stockholders. If the warrant holders exercise all of the outstanding warrants and retain voting control of the shares underlying these warrants, Mr. Miller would not have absolute voting control, but he would still be in a position to exert substantial influence on the election of all directors, who in turn elect all of the officers.

     Competition in the oil and gas industry is intense and includes some of the largest companies in the world.
-----------------------------------

     Our oil and gas exploration activities are centered in a highly competitive industry. We will be competing in every facet of our intended business with other companies that may include multinational oil and gas companies and other large independent operators with much greater financial resources than we have. Management does not believe that our competitive position in the oil and gas industry will be significant.

     If we lose the services of Deloy Miller or Lawrence L. LaRue, our operations may suffer.
----------------------

     We are substantially dependent upon the continued services of Deloy Miller, our President, CEO and a director, and Lawrence L. LaRue, our Secretary/Treasurer and a director. Messrs. Miller and LaRue have been with us since our inception. The relationships that these persons have formed in our industry and in the local area where our principal operations are conducted are invaluable, and could be lost to us without their services. Messrs. Miller and LaRue are in good health; however, their retirement, disability or death would seriously hurt on our business operations. If their services become unavailable, we will have to retain other qualified personnel. We may not be able to recruit and hire other qualified people on acceptable terms.

     Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. If our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. We may not be able to recruit and hire new people on mutually acceptable terms.

     We face substantial governmental regulation, and compliance can be costly and can limit our planned operations.
-------------------------------------

     We face many state and federal laws, rules and regulations covering the safety of our operations, environmental conditions and other facets of our business. These laws, rules and regulations may seriously limit our ability to conduct our intended business operations.

     Local and international economic conditions, and international politics of OPEC, as well as variations in climate, can hurt our operations.
-------------------------------------------------------------------

     Our current and future business plans depend, in large part, on the state of the general economy, both locally and internationally, and the production schedules of OPEC. Local and international economic downturns, OPEC pricing and the supply and demand of oil and gas based on unusual seasonal fluctuations may cause high volatility in prices for oil and gas. All of these conditions are beyond our control, and can only be anticipated.

Risks Related To Our Common Stock.
----------------------------------

     Due to the instability in our common stock price and the limited public trading volume in our common stock, you may not be able to sell your shares.
----------------------------------------------------------------------------

     The public market and trading volume for our common stock are limited and volatile. Where the volume is limited, any unusual increase in the volume is likely to decrease the market price of our common stock. The common stock that we are registering and that the selling stockholders will offer and sell under our prospectus will greatly increase the number of shares available for public trading. This alone could significantly decrease the current market price for our common stock.

     In addition, the stock markets have had extreme price and volume fluctuations. These broad market fluctuations, as well as general economic and political conditions, may also reduce the market price of our common stock.

     The sale of already outstanding shares of our common stock could hurt our common stock market price.
--------------------------

     All of our outstanding common stock is eligible for public sale under Rule 144 of the Securities and Exchange Commission. In addition, the selling stockholders may sale the shares of common stock being registered for resale under our prospectus. Any of these sales could significantly decrease the market price of our common stock. These sales could also severely limit our ability to obtain the necessary debt or equity funding for our current and intended business operations.

                       FORWARD-LOOKING INFORMATION
                       ---------------------------

     This is a summary of the terms of the common stock described in and offered by this prospectus. It does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform
Act of 1995. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by these forward-looking statements. You should carefully read the this prospectus and the risks factors outlined above, along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                         USE OF PROCEEDS
                         ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will receive $1,986,000, if all of the warrants are exercised. As of the date of this prospectus, none of these warrants has been exercised.

            DETERMINATION OF OFFERING PRICE AND DILUTION
            --------------------------------------------

     We will not receive any money from the selling stockholders when they sell their shares of common stock, though we will receive funds from any exercise of the warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we cannot accurately predict the prices of these sales, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. "Dilution" is the difference between the price paid for the shares and our "net tangible book value." The net tangible book value of our common stock on October 31, 2000, was $2,167,668 or $0.28 per share, based upon 7,668,056 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. These computations do not include the estimated expenses of this offering of approximately $60,000. The offer and sale by the selling stockholders of outstanding common stock, or of those shares underlying the warrants, will not affect the net tangible book value of our common stock, after taking into account the payment for the exercise of the warrants.

     We can not assure you that any public market for our common stock will equal or exceed the sales price of the shares of common stock that our stockholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

                        SELLING SECURITY HOLDERS
                        ------------------------

          The following table shows the following information about the selling stockholders:

     The number of shares of our common stock that each selling stockholder beneficially owned as of January 15, 2001;

     The number of shares covered by this prospectus; and

     The number of shares to be retained after this offering, if any.

                                               Common Stock (1)
                                               ----------------


                    Number of Shares    Number of Shares    Number of Shares
Name of Selling     Owned Prior to      Registered in       Beneficially Owned
Stockholder         the Offering        the Offering        after the Offering
-----------         ------------        ------------        ------------------

Ronnie Griffith            1,852           1,852(1)                  -0-
M. E. Ratliff            175,000         175,000(1)                  -0-
Charles Barker             1,000           1,000(1)                  -0-
Jeff Brockman             23,000          23,000(1)                  -0-
Lori Ann Nunn              5,833           2,500(1)                3,333
Raymond D. Cohn           62,500          62,500(1)(3)               -0-
Shannon A. Boruff,       112,000         104,000(1)                8,000
 Scott Boruff and/or
 c/f Alec Ralston
 Boruff and Raquel
 Celine Boruff
Celeina Rhea Houston     129,428         110,000(1)               19,428
 & Noah Houston
Deangela Jones            28,000          28,000(1)                  -0-
Brittany Rhea Thompson    12,000          12,000(1)                  -0-
Linda Terry               40,000          40,000(1)                  -0-
Gary Bible                 6,300           6,200(1)(2)(3)            100
Steve Burchfield             300             200(1)(2)               100
Roger Butler                 300             200(1)(2)               100
Teresa Cotton              6,300           5,200(1)(2)(3)          1,100
Roy Greenwood                300             200(1)(2)               100
Shawna Harness               200             200(1)(2)               -0-
Lawrence L. LaRue        111,177          12,700(1)(2)(3)         98,477
Steve Letner                 300             200(1)(2)               100
Ronnie Lewis                 300             200(1)(2)               100
Deloy Miller           4,419,343             200(1)(2)         4,419,143
Melvin Myers                 300             200(1)(2)               100
Mark Spurling                200             200(1)(2)               -0-
Herbert J. White             300             200(1)(2)               100
Daniel Williams              200             200(1)(2)               -0-
Robert H. Wood, Jr.      100,000         100,000(1)                  -0-
Clifford Pugh             25,000          25,000(1)                  -0-

Charlie L. Haynes         50,000          50,000(1)                  -0-
Morris Graham             25,000          25,000(1)                  -0-
Gary Purcell              50,000          50,000(1)                  -0-
Deloy L. Brown and        50,000          50,000(1)                  -0-
 Nancy Brown
Tyler C. McCain           25,000          25,000(1)                  -0-
Ed G. Lane                25,000          25,000(1)                  -0-
Victor I. Dodson          25,000          25,000(1)                  -0-
Ron S. Lingerfelt         25,000          25,000(1)                  -0-
Lambert F. Haug           25,000          25,000(1)                  -0-
Donna Jean Jefferson      25,000          25,000(1)                  -0-
 Clark Trust
Desmond Craig Brooks      25,000          25,000(1)                  -0-
Richard Belz              25,000          25,000(1)                  -0-
U S Trust of New York     50,000          50,000(1)                  -0-
 TTEE FBO Raymond D.
 Cohn IRA
Theodore Lamb             25,000          25,000(1)                  -0-
L.E. Smith                50,000          50,000(1)                  -0-
Daniel Page            1,450,000       1,450,000(1)(3)               -0-
Basic Investors, Inc.    100,000         100,000(3)(4)               -0-
                       ---------       ---------                  ------

                       7,311,433       2,761,152               4,550,281

     (1) We assume no purchase in this offering by the selling stockholders of any shares of our common stock.

     (2) Represents shares granted to our employees as a Christmas bonus in December, 2000.

     (3) Includes 1,136,000 shares underlying warrants, and assumes that all warrants are exercised and all common stock owned and/or received on the exercise of the warrants are sold.

     (4) No director, executive officer or any "associate" of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling stockholder.

                          PLAN OF DISTRIBUTION
                          --------------------

     We are registering the shares of our common stock covered by this prospectus.

     We will pay the costs, expenses and fees of registering our common stock. All of the selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges that each may incur in the offer or sale of these securities.

     The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change.
They may sell some or all of their common stock through:

          ordinary broker's transactions, which may include long or short sales;

          purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this Prospectus;

          market makers or into an existing market for our common stock;

          transactions in options, swaps or other derivatives; or

          any combination of the selling options described in this Prospectus, or by any other legally available means.

     In addition, the selling stockholders may enter into hedging transactions with broker/dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, they may enter into options or other transactions with broker/dealers that require the delivery of our common stock to those broker/dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, the selling stockholders will have to comply with applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M. These rules and regulations may limit the timing of purchases and sales of our common stock by the selling stockholders.

     The selling stockholders and any broker/dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker/dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Exchange Act. If any broker/dealer or selling stockholder qualifies as an "underwriter," it will have to deliver our prospectus as required by Rule 154 of the Securities and Exchange Commission. In addition, any broker/dealer that participates in a distribution of these shares will not be able to bid for, purchase or attempt to induce any person to bid for or purchase any of these shares as long as the broker/dealer is participating in the distribution. The ability of participating broker/dealers to stabilize the price of our shares will also be restricted.

     If the selling stockholders sell our shares to or through brokers, dealers or agents, they may agree to indemnify these brokers, dealers or agents against liabilities arising under the Securities Act or the Exchange Act. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, the selling stockholders may:

          transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or sell their common stock under Rule 144 of the Securities and Exchange Commission, if the transaction meets the requirements of Rule 144.

     We have advised the selling stockholders that during the time they are engaged in the distribution of our common stock that they own, they must comply with Rule 10b-5 and Regulation M promulgated by the Securities and Exchange Commission under the Exchange Act. They must do all of the following under this Rule and Regulation:

          not engage in any stabilization activity in connection with our common stock;

          furnish each broker who may be offering our common stock on their behalf the number of copies of this Prospectus required by each broker;

          not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Exchange Act;

          not use any device to defraud;

          not make any untrue statement of material fact or fail to state any material fact; and

          not engage in any act that would operate as a fraud or deceit upon any person in connection with the purchase or sale of our shares.

     To the extent that any selling stockholder may be an "affiliated purchaser" as defined in Regulation M, it has been further advised of the requirements of Rule 10b-1, and that it must coordinate its sales under this prospectus with us for the purposes of Regulation M.

     To the extent required by the Securities Act, a supplemental prospectus will be filed, disclosing:

          the name of any broker/dealers;

          the number of securities involved;

          the price at which the securities are to be sold;

          the commissions paid or discounts or concessions allowed to the broker/dealers, where applicable;

          that the broker/dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented; and

          other facts material to the transaction.

     There is no guarantee that any selling stockholder will sell any of our common stock.

                        LEGAL PROCEEDINGS
                        -----------------

     On or about January 20, 2000, we filed a complaint against Blue Ridge Group, Inc. in the Chancery Court of Hawkins County at Rogersville, Tennessee. The case was designated Case No. 13951. Our complaint asserted that Blue Ridge had breached a Footage Drilling Contract with us by quitting the job without drilling to the required depth, by failing to drill a straight hole and by damaging the well bore by failing to conduct its operations in a good and workmanlike manner in accordance with good industry practice. We asked that we be awarded:

          Our initial payment to Blue Ridge of $37,000;

          Damages resulting from the improper deviation of the hole from the vertical plane;

          Damages for the cost of re-drilling or re-working the hole;

          Damages allowed by the parties' contract;

          Further and equitable relief to which we may be entitled; and

          Our costs of the lawsuit, including discretionary costs.

     The Blue Ridge action is still pending. However, an adverse decision would not materially affect on us

     On or about January 19, 2000, we filed a complaint against Ronnie Griffith, one of our former directors and officers, in the Chancery Court for Scott County, Tennessee at Huntsville. The case was designated Case No. 8459. Our complaint asserted that Mr. Griffith had breached his fiduciary duty of loyalty to us by:

          Soliciting our current and prospective customers for another competing business;

          Using our resources, employees, information and time to solicit customers for the competing business; and

          Hiring our employees, who formerly worked under Mr. Griffith's supervision, to work for the competing business; and

          Using Miller's credit cards for personal expenses.

     We have asked that Mr. Griffith be restrained from engaging in any activity that constitutes unfair competition with us or tortious interference with our business relationships, and that Mr. Griffith not communicate about our business matters with anyone who was one of our customers during the time that we employed Mr. Griffith.

     We have also asked that we be awarded:

          Damages for losses and damages suffered as a result of Mr. Griffith's breach of fiduciary duty to us;

          Damages for use of or conversion of our property, assets or resources;

          Damages for wage disgorgement to the extent that Mr. Griffith participated in the operation of another business while employed by us;

          Punitive damages for acting maliciously, recklessly, intentionally or through gross negligence;

          For our costs of the lawsuit, including discretionary costs; and

          Any other type of damages that we have sustained.

     This action was settled on May 5, 2000, by stipulation. The Court entered an injunction to prevent Mr. Griffith from communicating directly or indirectly about our business matters with certain of our customers for a period of one year. We agreed to issue 1,852 shares of our common stock to Mr. Griffith, and Mr. Griffith agreed to surrender all stock option rights granted to him as a director and officer. Mr. Griffith returned certain items of equipment to us, and we returned to Mr. Griffith a compressor that we had been storing.

     Other than these actions, we are not party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or other person who may be deemed to be our "affiliate" or who owns more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        ------------------------------------------------------------

     The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of our stockholders or until their successors are elected or appointed and qualified, or their prior resignations or terminations.

Directors and Executive Officers.
---------------------------------

                                              Date of         Date of
                             Positions        Election or     Termination
  Name                        Held            Designation     or Designation
  ----                        ----            -----------     --------------


Deloy Miller                  Director,         12/96               *
815 South Lake Drive          President         12/99               *
Oneida, TN 37841              CEO               12/97               *

                                14

Lawrence L. LaRue             Secretary/        12/96               *
432 Brewstertown Road         Treasurer         12/96               *
Sunbright, TN  37872          Director           4/97               *

Herbert J. White              Director and       4/97               *
P.O. Box 1868                 Vice President     4/97               *
Fairfield Glade, TN  38557

Herman Gettelfinger           Director           4/97               *
641 Atlantic Ave.
Knoxville, TN  37917

John N. Bonar                 Vice President    11/97             9/00
50 Rivers Run Way
Oak Ridge, TN 37830

Gary G. Bible, Ph.D           Vice President     9/97               *
232 West Seneca Circle
Oneida, TN 37841

     * These persons presently serve in the capacities indicated opposite their respective names.

     Deloy Miller Mr. Miller, our Chairman and Chief Executive Officer, is 53 years of age. Mr. Miller is a seasoned gas and oil professional with 30 years of experience in the drilling and production business in the Appalachian Basin. During his years as a drilling contractor, he acquired extensive geological knowledge of Tennessee and Kentucky and received training in the reading of well logs. A native Tennessean, he is considered the leader in converting the Appalachian Basin from cable tool drilling to air drilling, using Ingersoll-Rand T3 Drillmaster rigs. The introduction of air drilling sparked the 1969 drilling boom, and he soon became a successful drilling contractor in the southern Appalachian Basin. He has served two terms as President of the Tennessee Oil & Gas Association, and in 1978, the organization named him the "Tennessee Oil Man of the Year." He continues to serve on the Board of that organization. The Governor of Tennessee appointed Mr. Miller to be the petroleum industry's representative on the Tennessee Oil & Gas Board, the state agency that regulates oil and gas operations in the state.

     Lawrence L. LaRue. Mr. LaRue is 61 years old. He joined the Miller organization in March, 1983, as an accountant. During his 17 years with us, he has acquired an extensive knowledge of all aspects of oil and gas accounting and tax law. Since becoming Secretary/Treasurer in 1985, his duties have included the supervision of the office, all clerical functions and the preparation of corporate and partnership income tax returns. Mr. LaRue obtained his BS Degree in Business Administration with honors from Tennessee Technological University. As a Certified Public Accountant licensed to practice in the State of Tennessee, his current civic duties include consultation to the Morgan County, Tennessee E-911 Board.

     Herbert J. White.  Mr. White, age 74, is a Development Engineer for
us.  He has 43 years of petroleum related experience.  After earning his
BS degree from North Texas University, he became an engineer with Halliburton, handling Louisiana Gulf Coast and offshore operations and serving in
Australia.   In 1975 he joined Petroleum Development Corporation, a West
Virginia-based public company, supervising engineering and operations in the southern Appalachian Basin. He also has experience in Devonian Shale production, enhanced recovery and coal de-gasification.

     Herman Gettelfinger. Mr. Gettelfinger, age 68, is a member of our Board of Directors. He is the President and co-owner of Kelso Oil Company, of Knoxville, Tennessee. Kelso is one of eastern Tennessee's largest distributors of motor oils, fuels and lubricants to the industrial and commercial market. Mr. Gettelfinger has been active in the oil and gas drilling and exploration business for more than 35 years and has been associated with us for over 25 years.

    Dr. Gary Bible, age 51, is our Vice President of Geology. Dr. Bible earned his BS Degree in Geology from Kent State University and his MSc. and Ph.D. Degrees in Geology from Iowa State University. He is a proven hydrocarbon finder who drilled his first successful wildcat as a Trainee Geologist. Formerly with Phillips Petroleum Corporation and ALAMCO, Dr. Bible brings us 19 years experience as a Petroleum Geologist. In addition, Dr. Bible has spent 10 years in the Appalachian Basin in the exploration and development of reserves in the Big Lime, Devonian Shale and in deeper horizons. During these last nine years, he has drilled 135 development wells, 87% of which were successful. He has discovered eight new oil and gas fields in Kentucky and Tennessee, and he is also credited with managing a drilling program at ALAMCO that kept its finding cost the lowest in the nation.

Significant Employees.
----------------------

     We do not currently have any employees who are not executive officers, but who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

     There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

     During the past five years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

     (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

     (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) was found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     The following tables set forth the share holdings of our directors and executive officers and those persons who own more than five percent of our common stock as of the date of the prospectus:

                     DIRECTORS AND EXECUTIVE OFFICERS
                     --------------------------------



                                            Number of Shares    Percent
Name and Address(1)      Title              Beneficially Owned  of Class(2)
----------------         -----              ------------------  --------


Deloy Miller             Director,               4,419,343         47%
815 South Lake Drive     and CEO
Oneida, TN 37841

Lawrence L. LaRue (3)    Secretary/                111,177          1%
432 Brewstertown Road    Treasurer
Sunbright, TN  37872     Director

Herbert J. White         Vice President/Director       300         -0-
P.O. Box 1868
Fairfield Glade, TN
38557

Herman Gettelfinger      Director                  243,101         3%
641 Atlantic Ave.
Knoxville, TN  37917

Gary Bible (3)           Vice President              6,300         -0-
323 Seneca Circle
Oneida, TN 37841

All executive officers and directors
as a group (3)                                   4,780,221         51%

     (1) These persons presently serve in these capacities for us.

     (2) Based upon 9,332,256 outstanding shares, assuming that 1,136,000 shares underlying the warrants of selling stockholders are outstanding, though none of these warrants have been exercised.

     (3) Includes 12,500 shares underlying warrants granted to Mr. LaRue, and 6,000 shares underlying warrants granted to Mr. Bible that are being registered and may be resold pursuant our Prospectus.

                         FIVE PERCENT STOCKHOLDERS
                         -------------------------

                                         Number of Shares        Percent
Name and Address            Title        Beneficially Owned      of Class


Deloy Miller                Director        4,419,143                47%
                            and CEO



Changes in Control.
-------------------

     To our knowledge, there are no present arrangements or pledges of our securities which may result in a change in control of our company.

                    DESCRIPTION OF SECURITIES
                    -------------------------

Common Stock.
-------------

     Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share.

     Our Articles of Incorporation authorize the Board of Directors to declare and pay dividends on our common stock out of funds legally available for the payment of dividends. The holders of our common stock are entitled at all stockholder meetings to one vote for each share of common stock held. Fully-paid common stock shall not be liable to any further call or assessment. Our common stock has no pre-emptive rights, and stockholders are not allowed to cumulate their votes by multiplying the number of shares owned by the number of directors being elected and casting all votes for one director.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Warrants.
---------

     On August 10, 2000, we issued 12,500 warrants to Raymond R. Cohn, a stockholder. The warrants are exercisable for 12,500 shares of common stock at $1.00, for a period of three years.

     On December 15, 2000, we issued 17,500 warrants, 12,500 to Lawrence L. LaRue, and 5,000 to Teresa Cotton, an employee. The warrants are exercisable for an aggregate of 17,500 shares of common stock at $1.00, for a period of three years.

     On January 9, 2001, we issued 6,000 warrants to Gary Bible. The warrants are exercisable for 6,000 shares of common stock at $1.00, for a period of three years.

     These warrants are callable during the third year at a price of $0.001 per warrant, at any time that our common stock has traded at $2.00 for 30 consecutive days at not less than 5,000 shares per day. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrant.

     On October 11, 2000, we issued 1,000,000 warrants to Daniel Page, a consultant. The warrants are exercisable as follows:

          250,000 shares of common stock at $1.00 for a period of two years;

          250,000 shares of common stock at $1.50 for a period of two years;

          250,000 shares of common stock at $2.00 for a period of two years;
          and

          250,000 shares of common stock at $2.50 for a period of two years.

     These warrants are callable during the second year at a price of $0.001 per warrant, at any time that our common stock has traded at $2.00 for 30 consecutive days at not less than 5,000 shares per day. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrant.

     On December 8, 2000, we issued 100,000 warrants to another consultant, Basic Investors, Inc. The warrants are exercisable for 100,000 shares of common stock at $2.00, for a period of three years.

     These warrants are callable during the third year at a price of $0.001 per warrant, at any time that our common stock has traded at $3.00 for five consecutive trading days. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrants.

     All warrants must be adjusted in the event of any forward or reverse split of our outstanding common stock. The warrants have no voting rights or liquidation preferences, and unless exercised in accordance with the particular warrant, no warrant holder has any interest as a stockholder.

Penny Stock.
------------

     Our common stock is "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks:

          with a price of less than five dollars per share;

          that are not traded on a "recognized" national exchange;

          whose prices are not quoted on the NASDAQ automated quotation system; or

          in issuers with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if in continuous operation for less than three years, or with average revenues of less than $6,000,000 for the last three years.

     Section 15(g) of the Exchange Act and Rule 15g-2 of the Securities and Exchange Commission require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before making any transaction in a penny stock for the investor's account. You are urged to obtain and read this disclosure carefully before purchasing any of our shares.

     Rule 15g-9 of the Securities and Exchange Commission requires broker/dealers in penny stocks to approve the account of any investor for transactions in these stocks before selling any penny stock to that investor. This procedure requires the broker/dealer to:

          get information about the investor's financial situation, investment experience and investment goals;

          reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor can evaluate the risks of penny stock transactions;

          provide the investor with a written statement setting forth the basis on which the broker/dealer made his or her determination; and

          receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment goals.

     Compliance with these requirements may make it harder for our selling stockholders and other stockholders to resell their shares.

                  INTEREST OF NAMED EXPERTS AND COUNSEL
                  -------------------------------------

     We have included our financial statements as of April 30, 2000 and 1999 in reliance on the report of Charles M. Stivers of Manchester, Kentucky, independent certified public accountant. Charles M. Stivers has no interest, direct or indirect, in our company.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, are father and son, associates in the practice of law and co-counsel for our company. Neither has any interest, direct or indirect, in our company. Messrs. Burningham and Burningham have prepared the registration statement and this prospectus and will provide any legal opinions required with respect to any related matter.

     We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in our company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of our company.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                              LIABILITIES
                              -----------

     Section 48-18-502 of the Tennessee Business Corporation Act allows a corporation to indemnify any director in any civil or criminal proceeding (other than a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or any other proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit) by reason of service as a director if the person to be indemnified conducted himself or herself in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 48-18-507 extends certain indemnification rights to officers, employees and agents of a corporation as well. This is only a brief summary of the right of indemnification allowed a corporation under the Tennessee Business Corporation Act, and is modified in its entirety by this reference. Our Board of Directors has adopted these provisions to indemnify our directors, executive officers and agents.

     Insofar as indemnification for liabilities arising under the Securities Act or the Exchange Act may be permitted to our directors, executive officers and controlling persons by the foregoing provisions or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act or the Exchange Act, and is therefore unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by us is against public policy as expressed in the Securities Act or the Exchange Act and will be governed by the final adjudication of that issue.

                     DESCRIPTION OF BUSINESS
                     -----------------------

Business Development.
---------------------

Corporate History.
------------------

     We were founded in 1967 by Deloy Miller, our President and CEO, as a sole proprietorship, and incorporated in the State of Tennessee under the name "Miller Contract Drilling, Inc." on January 24, 1978. We are a successor to or a combination of several Deloy Miller owned enterprises as follows:

          On January 24, 1978, Miller Contract Drilling, Inc. was incorporated as a for profit corporation in the state of Tennessee;

          On March 13, 1979, Miller Resources, Inc. merged into us;

          On October 31, 1983, Miller Trucking Co., Inc. merged into us;

          On February 27, 1984, we changed our name to our current name, "Miller Petroleum, Inc.";

          On April 30, 1985, Miller Enterprises, Inc. merged into us;

          On September 12, 1996, we increased the number of shares of our authorized common stock to 2,000; and

          On September 16, 1996, Miller Services, Inc. and Energy Cell, Inc. merged into us.

     Triple Chip Systems, Inc., a Delaware corporation, acquired 100% of our common stock in a reverse reorganization effective December 20, 1996. On January 13, 1997, Triple Chip was merged into us and we were the surviving corporation. As part of the merger, we increased our authorized common stock to 500,000,000 shares at $0.0001 par value.

General History.
----------------

     In the beginning, we were involved with shallow cable tool oil and gas drilling. We quickly became an industry leader by adapting an Ingersoll-Rand T3 Drillmaster for deeper drilling. This modernized the drilling industry in our area and we became the largest drilling contractor in southern Appalachia.

     By the 1980's, we were active throughout the Appalachian Basin, with more than 18 drilling rigs working from southern New York to northern Alabama. During this period, we drilled more than 4,000 wells under the direction and control of Deloy Miller. We have drilled more than 65% of the total wells drilled in the State of Tennessee.

     During the 1990's, we concentrated our efforts on oil and gas exploration and production. We have oil or gas production in the Tennessee counties of Campbell, Fentress, Morgan, Overton and Scott.

     We currently have more than 40,000 acres under lease in Tennessee. We also owned 40,000 acres in Kentucky, which we recently sold as discussed below. We continue to seek the acquisition of additional strategic acreage. Although we engage in a minimum of contract drilling, we have kept drilling rigs, service rigs, trucks and bulldozers to drill, service and maintain our own wells. We continue to be a leader in technology, using the latest computer graphics and analytical tools for geologic exploration, drilling and development.

     Our operations include the operation of gas and oil wells, acquisition and development of gas and oil leases, rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners.

     Our largest acreage block is in Campbell County, Tennessee. We acquired this acreage through a farmout agreement with ARCO/Gulf. The total acreage in this lease is about 27,000 acres, which is split into two parcels. An 8,000 acre northern parcel borders the Kentucky state line, and a 19,000 acre parcel has its southern edge under the City of Lafollette, Tennessee. Oil wells on this southern tract hold the entire lease by production.

     In 1993, we began a joint venture with Delta Producers, Inc. of Greenville, Mississippi. We are jointly producing 12 gas wells in the Jellico, Tennessee area northwest of the Pine Mountain Thrust Fault.

     We purchased 100% of the assets of AKS Energy Corporation, a subsidiary of Arakis Energy Corporation of Calgary, Canada, on December 1, 1997. These assets included over 40,000 acres of leaseholds in the counties of Leslie, Bell, Knox, Harlan and Clay, Kentucky, and Campbell County, Tennessee. We acquired 23 wells producing a net 500,000 cubic feet per day and 12 barrels of oil per day, along with over 17 miles of pipeline. Also included was an Ingersoll-Rand RD10 drilling rig, four service rigs, support equipment and a shop and 30 acres of land near Corbin, Kentucky.

     In September of 1999, we acquired a farmout from Tengasco, Inc. The farmout was adjacent to the much-publicized Swan Creek field in Hancock County, Tennessee. This farmout gave us access to geologic maps, well logs and seismic data from Tengasco's four-year development of the field. Of the 24 wells drilled by Tengasco, estimated proven reserves total more than 100 billion cubic feet of natural gas and more than 1 million barrels of oil.

     We have drilled two successful Knox Dolomite wells in the Swan Creek field proper. A third Knox well that we drilled on this farmout has resulted in a new field discovery on a separate structure from Swan Creek.

     We continue to focus on the development, drilling and production of natural gas in eastern Tennessee. Our exploration efforts will primarily be in the East Tennessee portion of the Eastern Overthrust Belt. Management feels that this area has tremendous petroleum potential as shown by the development of the Swan Creek Field. Knox Dolomite wells in this field have reserves in excess of 2 Bcf per well. Swan Creek is also producing substantial amounts of oil from a separate shallow reservoir.

     Pursuant to a Purchase and Sale Agreement, dated August 31, 2000, between us and NAMI Resources Company, LLC, a Kentucky limited liability company, we sold to NAMI Resources our interest in certain oil and gas wells, leases covering approximately 40,000 acres in Kentucky, inventory and related equipment situated in Kentucky. The sale closed on September 6, 2000. The purchase price was $2,000,000, and this sum was paid to us on closing.

     We sold these assets because they were located approximately two to three hours from our present principal operations in East Tennessee. Our Board of Directors believed that the cost, expense and manpower involved in managing the assets at this distance was too high and interfered with our principal focus in East Tennessee.

     We had previously sold to NAMI Resources gas that was produced from oil and gas wells that were among these assets. NAMI Resources had no other material relationship with us, and the NAMI Resources agreement was negotiated at "arms length."

     We have used about $1,780,000 of the purchase price to pay a note that we owed to BankOne. The remaining amount has been allocated to working capital.

Business.
---------

     Our operations include the operation of gas and oil wells, the acquisition and development of gas and oil leases, the rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners.

     We presently own the following properties:

          A 100% working interest in one oil and gas lease on about 27,000 acres in Campbell County, Tennessee. This interest is known as the "Koppers lease" or the "ARCO\GULF Farmout." The lease provides for a landowner royalty of 12.5% and an overriding royalty interest of 7.5% with an 80% working interest. There are five producing oil wells on the southern tract of this lease; and

          A 25% working interest in 12 oil and gas leases on about 2,000 acres located in Campbell County, Tennessee. These leases are collectively known as the "Delta leases." Each of these leases is subject to a 12.5% landowner's royalty.

     We currently control over 40,000 acres of oil and gas leasehold interests in Tennessee.

Principal Products or Services and Their Markets.
-------------------------------------------------

     We will drill, produce and market natural gas and oil. The demand for these products continues to increase as population and industry conversions expand. South Kentucky Purchasing Company, a refinery located in Somerset, Kentucky, and Bear Creek Oil Company in Burkesville, Kentucky, are Direct statewide purchasers of oil at the well site.

     Natural gas has multiple markets throughout the eastern United
States through gas transmission lines. Three companies in north central Tennessee provide access to these markets. Delta Natural Gas Company purchases the natural gas that we produce on the Delta leases. CNR, formerly "ALAMCO," has recently completed a new gas pipeline with connections to the major east-west gas transmission lines and markets. The Citizens Gas Utility District serves local markets, with surplus gas being placed in storage facilities or transported to East Tennessee Natural Gas, serving Tennessee and Virginia. During the past year, the Citizens Gas Utility District began purchasing gas from our wells in the Jellico Field.

Distribution Methods of Our Products.
------------------------------------

     Crude oil is contained in tanks at the well site until the purchaser retrieves it by truck. Natural gas is delivered to the purchaser via gathering lines into the main gas transmission line. Gas purchasers in the area include Delta Natural Gas Company, Inc.; CNR; and Citizens Gas Utility District. Crude oil purchasers are Bear Creek Oil Company and South
Kentucky Purchasing Company. Management anticipates that our products will be sold to one of these companies. However, we can not guarantee that we will be able to make such sales or that if we do, we will be able to receive a price that is sufficient to make our operations profitable.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts.
----------------

     Royalty agreements relating to oil and gas production are standard in the industry. The amount of our royalty payments varies from lease to lease.

Competitive Business Conditions.
--------------------------------

     We will undertake our contemplated oil and gas exploration activities in a highly competitive and speculative industry. In seeking any other suitable oil and gas properties for acquisition, we will be competing with numerous companies located in the State of Tennessee and elsewhere. These competitors may include multinational oil and gas companies and other large independent operators with substantially greater financial resources than we have. However, management believes that our competitive position in the oil and gas industry in Tennessee will be significant.

     Locally, we have several competitors in the area of our acreage blocks in the State of Tennessee. Three of these competitors may be deemed to be significant. These are CNR, Tengasco, Inc. and Anderson Oil and Gas. Given our relatively large acreage holdings in the area and our estimated proven undeveloped reserves, management believes that we will become the second or third largest seller of hydrocarbons in the immediate area. However, our operations will face many risks that may hurt our operations.

     Management does not foresee any difficulties in procuring logging, cementing and well treatment services in the area of our operations. The experience of management has been that, in most instances, logging equipment will be available with less than a one-day waiting period. Cementing services generally have the same waiting period. Well treatment services may have a waiting period of seven to 14 days. However, several factors, including increased competition in the area, may limit the availability of logging equipment, cementing and well treatment services. Such an event may negatively affect the profitability of our operations.

     We have our own drilling and service rigs with the employees necessary to perform all other services required to drill and produce gas and oil wells.

     The prices of our products are controlled by the world oil market and the United States natural gas market, so competitive pricing behaviors are considered unlikely. However, competition in the oil and gas exploration industry exists in the form of competition to acquire the most promising acreage blocks and to obtain the most favorable prices for transporting the product. Management believes that we are well positioned in these areas because of the transmission lines that run through and adjacent to the properties that we lease, and because we hold relatively large acreage blocks in what management believes are promising areas.

Sources and Availability of Raw Materials.
------------------------------------------

     Our operations are not dependent on the acquisition of any raw materials.

Dependence on One or a Few Major Customers.
-------------------------------------------

     We will depend upon local purchasers of hydrocarbons in the areas where our properties are located. The five purchasers our areas of operations are:

         Citizens Gas Utility District;

         Delta;

         CNR;

         Bear Creek; and

         South Kentucky.

     The loss of one or more purchasers may have substantially reduce our sales and our ability to operate profitably.

Need for Governmental Approval of Principal Products or Services.
-----------------------------------------------------------------

     None of the principal products or services that we offer require governmental approval. However, permits are required for drilling oil or gas wells.

Effect of Existing or Probable Governmental Regulations on Business.
--------------------------------------------------------------------

     Oil and gas exploration and production are governed by many environmental laws, rules and regulations. The federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table. This involves the insertion of a seven-inch diameter steel casing into each well, with cement on the outside of the casing. The cost of compliance with this environmental regulation is approximately $10,000 per well.

     The State of Tennessee also requires oil and gas drillers to obtain a permit for their activities and to post with the Tennessee Gas and Oil Board bonds to ensure that each well is reclaimed and properly plugged when it is abandoned. The Reclamation Bonds cost $1,500 per well. The plugging bonds cost $2,000 per well or $10,000 for ten wells. We have deposited a $1,500 Certificate of Deposit for most of the reclamation bonds,.

     The State of Kentucky also requires oil and gas drillers to obtain a permit for their activities and to post with the Division of Oil and Gas of the Kentucky Department of Minerals and Mines a bond to ensure that each well is properly plugged when it is abandoned. These bonds are based on $1 per foot. The Kentucky Division retains the bond until the subject wells are plugged.

     Laws and regulations also require removal and cleanup of environmental damages under certain circumstances. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a corporation liable for environmental damages without regard to negligence or fault on the part of the corporation. These laws and regulations may expose us to liability for conditions caused by others, or for our acts even though they complied with all applicable laws at the time they were performed. The modification of existing laws or regulations or the adoption of new environmental laws or regulations could have a material adverse effect on our operations. In addition, our existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage. Any one of these events could result in personal injury, loss of life, property damage or destruction or suspension of operations.

     We have in place an Emergency Action and Environmental Response Policy Program. This program details the appropriate response to any emergency that management believes could happen in our operations.

     We believe we are presently in compliance with all applicable federal, state and local environmental laws, rules and regulations. However, continued compliance, or failure to comply, and future legislation may hurt our present and planned business operations.

     The foregoing is only a brief summary of some of the existing environmental laws, rules and regulations to which our business operations are subject, and there are many others, the effects of which could have an adverse impact on us. Future legislation in this area will no doubt be enacted and revisions will be made in current laws. We have no way of knowing what effect these present and future laws, rules and regulations will have on our current and future operations.

Research and Development Expenses.
----------------------------------

     We have not spent any material amount in research and development activities during the last fiscal year. Most of the research done during our exploration activities is geological research. This work falls under the job description of our full-time geologist and will not cost anything more than his standard salary.

Number of Employees.
--------------------

     We presently have 20 full-time employees and one part-time employee. When we commence our full-scale drilling program in accordance with our plan of operation, we plan to have up to 24 full-time employees, including officers, and one part-time employee.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          ---------------------------------------------------------

Plan of Operation.
------------------

     We have over 40,000 acres of oil and gas leases held by production in Tennessee. This acreage produces both gas and oil from the Mississippian age Big Lime Formation. The properties contain a minimum three-year inventory of conventional drilling locations.

     We are concentrating our exploration effort in the East Tennessee portion of the Eastern Overthrust Belt. Management feels that this area has tremendous petroleum potential as shown by the development of Swan Creek Field. Knox Dolomite wells in this field have reserves in excess of 2 Bcf per well. Swan Creek Field is also producing substantial amounts of oil from a separate shallow reservoir.

     We have obtained a 20-well farmout from Tengasco in its Swan Creek
Field area, and we have drilled two successful Knox Dolomite gas wells and two successful oil wells in Swan Creek Field proper. A third Knox well that we have drilled on this farmout has resulted in a new field discovery on a separate structure from Swan Creek. Oil was found in a separate reservoir in this well and plans are underway to develop this oil pool.

     Our management has identified 12 additional large structures similar to Swan Creek Field. We plan to test these structures as aggressively as possible while continuing to identify additional targets in the Eastern Overthrust Belt.

     We have successfully drilled a well that extends our Koppers South oil field and we have permitted another Koppers South oil field well. While the limits of this field have yet to be defined, some of our existing wells have exceeded 40,000 barrels of oil produced to date. This well is expected to be completed in the Monteagle lime formation.

     We continue to be a leader in information technology, utilizing the latest computer graphics software from GeoGraphix, a subsidiary of Halliburton Services. We now have a proprietary database of over 127,000 wells integrated into our GeoGraphix software and continue to add to this database as new information becomes available.

     Deloy Miller, our President and CEO, states "With a sufficient pipeline infrastructure, a capable management team and a three year inventory of drill sites in place, we are poised for strong growth in production, reserves and profits. Our progress these last two years is a testament to our future."

     In addition to an active drilling program, we intend to continue strategically acquiring leases in promising areas in the State of Tennessee. We can not assure you that we will be able to identify or acquire any such leases or that, if we do acquire any such leases, that they will be profitable.

Results of Operations.
----------------------

     We had revenues of $840,332 for the second quarter ended October 31, 2000, of our fiscal year, up from the $808,859 in revenues recognized during the first quarter. Revenues were $435,135 for the same quarter of 1999.

     Our net income was $61,270. Income before depreciation, depletion and amortization for the first quarter was $139,713. This is the second quarter in which our operations have been profitable. We incurred a loss of ($26,892) during the same quarter of 1999.

     Increased revenue during fiscal 2001 is due to the successful drilling program we commenced this year in Campbell, Claiborne and Hancock Counties, Tennessee.

     For the fiscal year ended April 30, 2000, we received total revenues of $1,913,143, down from $2,007,412 for the previous year.

     Depletion, depreciation and amortization increased from $387,072 in 1999 to $479,472 in 2000. This increase was due primarily to the oil and gas wells drilled during our current fiscal year.

     Total costs and expenses decreased from $2,613,186 in 1999 to $2,048,843 in 2000. The decrease in costs was due primarily to a cost control program and to our controlled drilling program.

     For the fiscal year ended April 30, 2000, we incurred a net loss of ($483,295 [$0.06 per share]), compared to net loss of ($936,193 [$0.14 per share]) in the preceding fiscal year. The net loss before depreciation and amortization was $3,823.

Liquidity.
----------

     We estimate that we will be able to adequately fund our development and production plans, with the exception of the acquisition of additional properties, for the next 12 months. Sources of funds for us will be revenue from operations, receipts from the private placement of our securities and loans.

     Cash and cash equivalents at October 31, 2000, increased by $387,758 from the April 30, 2000, due primarily to sale of 595,000 shares of common stock, increases in the price for crude oil and natural gas and the increase in our drilling activity.

     We believe that our current cash flow will be sufficient to support our cash requirements for the next 12 months.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
               ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

     During quarter ended January 31, 1998, we purchased certain real property from Deloy Miller's wife. The property is located in Huntsville, Tennessee and currently houses our principal executive offices, shop and equipment yard. The appraisal price of the property was $550,000. We paid $82,470 cash, assumed a $39,906 note payable with the First National Bank of Oneida, and issued a note payable for $377,624 to Ms. Miller. The note is secured by the real property and bears 7% interest. An annual payment of $92,019, plus interest, was paid beginning August 1, 1998. The total purchase price of the property was $500,000. The balance owed on this note as of April 30, 2000, was $127,652.

     We issued a note receivable of $860,000 at 8% with a eight year term to Baxter Lee III, of Knoxville, Tennessee. The note included 688,000 warrants, which can exercised during the term of the note receivable for $1.25 per share. The ratio of warrants to common stock as of the date of the note receivable will be maintained.

     Other than these transactions, there have been no material transactions, series of similar transactions or currently proposed transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of the our common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
         --------------------------------------------------------

Market Information.
-------------------

      Our common stock is currently traded on the OTC Bulletin Board of the NASD. However, the market for our common stock is extremely limited in volume. We can not guarantee that the present market for our common stock will continue or be maintained, and the sale of "unregistered" and "restricted" common stock pursuant to Rule 144, or of the shares being registered for resale under this prospectus by the selling stockholders, may substantially reduce the market price of our common stock.

      The quarterly high and low bid prices for our shares of common stock since public trading of these shares commenced in December, 1996, are as follows:

                                                  Bid
                                                  ---

Quarter ending:                         High                Low
---------------                         ----                ---

December 6, 1996, through
January 31, 1997                        $0.25               $0.25

April 30, 1997                          $2.875              $1.625

April 30, 1998                          $3.25               $3.00

April 30, 1999                          $2.63               $2.63

April 30, 2000                          $1.375              $1.375

May 1, 2000 through
July 31, 2000                           $1.01               $0.625

August 1, 2000 through
October 31, 2000                        $1.6875             $0.625

November 1, 2000 through
January 16, 2001                        $1.8125             $0.8125

     These bid prices were obtained from the National Quotation Bureau, LLC ("NQB") and do not necessarily reflect actual transactions, retail markups, mark downs or commissions.

Resales of Restricted Securities.
---------------------------------

     Approximately 1,348,265 shares of our common stock are publicly traded. This number will be increased by the 1,625,152 presently outstanding shares that may be offered by this prospectus, along with the 1,136,000 shares underlying the warrants that also may be offered by this prospectus. All of our other outstanding common stock is eligible for public resale under Rule 144 of the Securities and Exchange Commission. These sales could substantially decrease the market price of our common stock. These sales could also severely affect our ability to raise the necessary debt or equity funding for our current and intended business operations.

Holders.
--------

     As of the date of this prospectus, we have about 284 stockholders. This figure does not include an indeterminate number of stockholders who may hold their shares in "street name."

Dividends.
----------

     We have not declared any cash dividends on our common stock, and do not intend to declare dividends in the foreseeable future. Management intends to use all available funds for the development of our plan of operation. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                      EXECUTIVE COMPENSATION
                      ----------------------

Cash Compensation.
------------------

     The following table shows the aggregate compensation that we have paid to directors and executive officers for services rendered during the periods indicated:

                         SUMMARY COMPENSATION TABLE
                         --------------------------

                           Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)   (g)   (h)    (i)

                                              Secur-
                                              ities        All
Name and   Year                  Other  Rest- Under- LTIP  Other
Principal  Ended    Salary Bonus Annual rictedlying  Pay- Comp-
Position   April 30   ($)   ($)  Compen-Stock Optionsouts ensat'n
-----------------------------------------------------------------

Deloy Miller1999    122,307  0     0    100     0     0    0
President,  2000    119,999  0     0      0     0     0    0
CEO and
Director
                                32

Lawrence L. 1999     61,154  0     0  5,100     0     0    0
LaRue,      2000     60,000  0     0 10,000     0     0    0
Secretary/
Treasurer
and Director

Herbert J.  1999      9,700  0     0    100     0     0    0
White*, VP  2000      3,500  0     0      0     0     0    0
and Director

Herman      1999       0     0  500       0     0     0    0
Gettlefinger2000       0     0    0       0     0     0    0
Director

Gary G.     1999     72,366  0    0     100     0     0    0
Bible, VP   2000     71,000  0    0       0     0     0    0

John Bonar  1999     73,894  0    0     100     0     0    0
VP          2000     72,500  0    0       0     0     0    0

          * Mr. White was paid $100 per day for engineering services provided to us in fiscal 2000.

Compensation Pursuant to Plans.
-------------------------------

     We have no incentive or bonus plans.

Pension Table.
--------------

     We have no pension plans.

Other Compensation.
-------------------

     We have no other compensation arrangements with any of our directors or executive officers.

Compensation of Directors.
--------------------------

     The Board of Directors has resolved to compensate the members of the Board of Directors for attendance at meetings at the rate of $500 per day.

Employment Contracts.
---------------------

     There are presently no employment contracts relating to any member of management.

Termination of Employment and Change of Control Arrangements.
-------------------------------------------------------------

     None; not applicable.

Compliance with Section 16(a) of the Exchange Act.
--------------------------------------------------

     We have no securities registered under Section 12 of the Exchange Act.
We file reports under Section 15(d) thereof. Accordingly, our directors, executive officers and 10% stockholders are not required to file statements of beneficial ownership of securities under Section 16(a) of the Exchange Act.

                              FINANCIAL STATEMENTS
                              --------------------

     (i)  Consolidated Financial Statements for the years ended
          April 30, 2000 and 1999

          Report of Independent Certified Public Accountants

          Consolidated Balance Sheet - April 30, 2000 and 1999

          Consolidated Statements of Operations for the Years ended April 30, 2000 and 1999

          Consolidated Statements of Stockholders' Equity April 30, 1998 to April 30, 2000

          Consolidated Statements of Cash Flows for the
          Years Ended April 30, 2000 and 1999

          Notes to the Consolidated Financial Statements

     (ii) Consolidated Financial Statements
          October 31, 2000 and April 30, 2000

          Consolidated Balance Sheets

          Consolidated Statements of Operations

          Consolidated Statements of Stockholders' Equity

          Consolidated Statements of Cash Flows

          Notes to the Consolidated Financial Statements

                         MILLER PETROLEUM, INC.

                   CONSOLIDATED FINANCIAL STATEMENTS

                          April 30, 2000 and 1999

[Charles M. Stivers, C.P.A. letterhead]

STRICTLY CONFIDENTIAL


Board of Directors
Miller Petroleum, Inc.
Huntsville, Tennessee

We are the independent certified public accountants for Miller Petroleum, Inc. ( the "Company") and most recently we issued our audit report dated July 25, 2000, with respect to the Company's consolidated financial statements as part of and for the year ended April 30, 2000, which report included an explanatory paragraph regarding the going concern uncertainty.

Since the date of our report, we have met with management and understand that there have been a number of matters which have had a favorable effect on the Company's financial condition, including the infusion of additional capital and the successful completion of drilling of additional commercially viable wells. In this regard, we have performed selected due diligence procedures on such matters as they bear upon the Company's liquidity and based thereon, we advise you that were we to render our audit report on the Company's financial statements as of this date (as such audit report solely relates to our consideration of the going concern uncertainty), we would no longer require the inclusion of the explanatory paragraph regarding the going concern uncertainty.

We wish to advise you that we have not performed an audit on the Company's financial statements as of or for any periods subsequent to April 30, 2000, accordingly, we are unable to and do not provide an opinion or any other form of assurance with respect to any such periods subsequent to April 30, 2000.

/S/Charles M. Stivers
Charles M. Stivers
Certified Public Accountant
September 26, 2000

                          MILLER PETROLEUM, INC.
                        Consolidated Balance Sheet
                                ASSETS

                                                 April 30,   April 30,
                                                   2000        1999
CURRENT ASSETS

 Cash                                        $ 39,556       $ 62,438
 Accounts receivable - trade, net (Note 1)    781,311        317,403
 Inventory (Note 1)                           484,549        472,586
 Prepaid expenses                              27,988         25,274

    Total Current Assets                    1,333,404        877,701

FIXED ASSETS (Note 1)

 Machinery and equipment                    1,343,962      1,568,038
 Vehicles                                     326,916        316,862
 Buildings                                    313,335        313,335
 Office equipment                              76,270         75,311
 Less: accumulated depreciation              (833,519)      (719,886)

     Total Fixed Assets                     1,226,964      1,553,660

OIL AND GAS PROPERTIES (Notes 3 and 7)      2,311,825      2,502,648

PIPELINE FACILITIES (Note 4)                  411,906        458,997

OTHER ASSETS

 Land                                         511,500       511,500
 Investments                                      500           500
 Organization Costs                               178           178

      Total Other Assets                      512,178       512,178

TOTAL ASSETS                            $   5,796,277   $ 5,905,184

                  LIABILITIES AND STOCKHOLDERS  EQUITY

CURRENT LIABILITIES

 Accounts payable - trade               $     402,330   $   335,207
 Accrued expenses                              50,795        48,040
 Notes payable - current portion (Note 5)   2,418,566       586,256

     Total Current Liabilities              2,871,691       969,503

LONG-TERM LIABILITIES

 Notes payable - related (Notes 5 and 6)      127,652       134,738

 Notes payable (Note 5)                     1,269,148     2,980,862

 Total Long-Term Liabilities                1,396,800     3,115,600

     Total Liabilities                      4,268,491     4,085,103

STOCKHOLDERS EQUITY

Common Stock: 500,000,000 shares
 authorized at $0.0001 par value,
 7,110,691 shares issued and
 outstanding                                      711           692
Additional paid-in capital                  2,462,138     2,271,157
Retained earnings                            (935,063)     (451,768)

     Total Stockholders  Equity             1,527,786     1,820,081

     TOTAL LIABILITIES AND STOCKHOLDERS
     EQUITY                            $    5,796,277   $ 5,905,184

The accompanying notes are an integral part of these consolidated financial statements.

                                MILLER
                             PETROLEUM, INC.
                   Consolidated Statements of Operations
                                          For the Years Ended
                                               April 30,
                                           2000           1999
REVENUES

 Oil and gas revenue                      $863,422         $742,920
 Service and drilling revenue              431,980        1,175,033
 Retail sales                               44,497           49,707
 Other revenue                             573,244           39,752

     Total Revenue                       1,913,143        2,007,412

COSTS AND EXPENSES

 Cost of oil and gas sales                 785,553        1,195,456
 Selling, general and administrative       384,653          582,025
 Salaries and wages                        399,165          448,635
 Depreciation, depletion and amortization  479,472          387,072

     Total Costs and Expenses            2,048,843        2,613,188

INCOME (LOSS) FROM OPERATIONS             (135,700)        (605,776)

OTHER INCOME (EXPENSE)

 Interest income                             6,444           14,370
 Interest expense                         (354,039)        (344,787)

     Total Other Income (Expense)         (347,595)        (330,417)

INCOME TAXES (Note 1)                          -                -

NET INCOME (LOSS)                       $ (483,295)     $  (936,193)

NET INCOME PER SHARE                    $    (0.06)     $     (0.14)

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                      7,012,110        6,753,268

The accompanying notes are an integral part of these consolidated financial statements.

                         MILLER PETROLEUM, INC.
            Consolidated Statements of Stockholders  Equity
                                                            Note
                                     Additional           Receivable
                   Common Shares      Paid-in   Retained    From
                 Shares      Amount   Capital   Earnings  Stockholder   Total
Balance,
 April 30, 1998  6,646,067  $ 666 $ 1,705,080  $484,425            $2,190,171

Common stock
 issued for cash
 at approximately
 $2.19 per share   150,000     15     328,110         -         -     328,125

Common stock
 issued for cash
 at $2.00 per share 60,500      5     120,994         -         -     120,999

Common stock
 issued for cash
 at $1.80 per share 28,556      3      51,397         -         -      51,400

Common stock
 issued to employees
 at $1.80 per share 11,100      1      19,978         -         -      19,979

Net loss for
 the year ended
 April 30, 1999          -      -           - (936,193)         -    (936,193)

Balance,
 April 30, 1999  6,921,556  $ 692  $2,271,157 $(451,768)        -  $1,820,081

Common stock
 issued for cash
 at $1.00 per
 share             185,000     19     184,981         -         -     185,000

Common stock
 issued for cash
 at $1.59 per
 share               3,135      -       5,000         -         -       5,000

Common stock
 issued for service
 at $1.00 per
 share               1,000      -       1,000         -         -       1,000


Net loss for the
 year ended
 April 30, 2000          -      -           -  (483,295)     -      (483,295)

Balance,
 April 30,2000   7,110,691 $ 711  $2,462,138  $(935,063)     0    $ 1,527,786

The accompanying notes are an integral part of these consolidated financial statements.

                         MILLER PETROLEUM, INC.
                  Consolidated Statements of Cash Flows
                                                     For the Years Ended
                                                          April 30,
                                                      2000       1999
CASH FLOWS FROM
OPERATING
ACTIVITIES:

 Net income (Loss)                                 $(483,295)  $ (936,193)
Adjustments to Reconcile Net Income to Net Cash
  Provided (Used) by Operating Activities:
   Depreciation, depletion and amortization           479,472     387,072
   Allowance for bad debt                              20,533      22,938
   Common stock issued for services                     1,000      65,579
   Disposition of Equipment and Property                    0      14,420
Changes in Operating Assets and Liabilities:
   Decrease (increase) in accounts receivable        (484,441)     (7,090)
   Decrease (increase) in inventory                   (11,963)     34,685
   Decrease (increase) in organization costs                0          45
   Increase (decrease) in accounts payable             67,123     145,473
   Increase (decrease) in accrued expenses              2,755      11,043

    Net Cash Provided (Used) by Operating Activities (408,816)   (262,028)


CASH FLOWS FROM INVESTING ACTIVITIES:

 Purchase of Equipment                                (11,013)   (227,914)
 Change in  investments                                     0      16,284
 Purchase of oil and gas properties                   (47,792)   (483,350)
 Purchase of pipeline                                  (2,239)   (446,325)

     Net Cash Provided (Used) by Investing
     Activities                                       (61,044) (1,141,305)

CASH FLOWS FROM FINANCING ACTIVITIES:


 Payments on Notes Payable                           (384,812)          0
 Proceeds on note receivable                                0  (1,392,730)
 Sale of common stock                                 190,000     500,524
 Proceeds from borrowings                             417,714   2,291,268
 Sale of Equipment                                    224,076           0

     Net Cash Provided (Used) by Financing
     Activities                                 $     446,978  $1,399,062

NET INCREASE (DECREASE) IN CASH                 $     (22,882) $   (4,271)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                     62,438      66,709

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                    $      39,556  $   62,438

CASH PAID FOR:

 Interest                                       $    (354,039) $ (344,787)
 Income Taxes                                   $           -  $        -

NON-CASH FINANCING ACTIVITIES:

 Common stock issued for services               $       1,000  $   45,600

The accompanying notes are an integral part of these consolidated financial statements.

                     MILLER PETROLEUM, INC.
         Notes to the Consolidated Financial Statements
                    April 30, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.  Organization

     The financial statements presented are those of Miller Petroleum, Inc. (formerly Triple Chip Systems, Inc.) (the Company). The Company was incorporated in the State of Delaware on November 12, 1985 for the purpose of searching out a business acquisition. On January 10, 1997, Triple Chip Systems, Inc. changed its name to Miller Petroleum, Inc. in conjunction with the merger with Miller Petroleum, Inc. The Company is no longer considered a development stage company as defined by SFAS No. 7.

     The Subsidiaries

     Miller Petroleum, Inc. (pre-merger) (Miller) was incorporated under the laws of the State of Tennessee on January 24, 1978, for the purpose of acquiring gas and oil contracts.

     Miller Services, Inc. (Services) was incorporated under the laws of the State of Tennessee on October 16, 1987, for the purpose of drilling and servicing oil and gas wells.

     Energy Cell, Inc. (Cell) was incorporated under the laws of the State of Tennessee on October 20, 1987, for the purpose of searching out and acquiring or participating in a business or business opportunity.

     On May 1, 1996, Services and Cell were merged into Miller in a business combination accounted for as a pooling of interests.

     On January 10, 1997, Triple Chip Systems, Inc. and Miller Petroleum completed an Agreement and Plan of Reorganization whereby the Company issued 5,582,535 shares of its common stock in exchange for all of the outstanding common stock of Miller. Immediately prior to the Agreement and Plan of Reorganization, the Company had 167,465 shares of common stock issued and outstanding.

     The acquisition was accounted for as a recapitalization of Miller because the shareholders of Miller controlled the Company after the acquisition. Therefore, Miller is treated as the acquiring entity. There was no adjustments to the carrying value of the assets or liabilities of Miller in the exchange. The Company is the acquiring entity for legal purposes and Miller is the surviving entity for accounting purposes. On May 6, 1996, the shareholders of the Company authorized a reverse stock split of 1 for 200.
All references to shares of common stock have been retroactively restated.

     b.  Accounting Method

     The Company's financial statements are prepared using the accrual method of accounting. The successful efforts method of accounting is used for oil and gas property acquisitions, exploration and production activities as defined by the Securities and Exchange Commission, whereby all costs incurred in connection with the properties, productive or nonproductive, are capitalized. Capitalized costs related to proved properties and estimated future costs to be incurred in the development of proved reserves are amortized using the unit-of-production method. Capitalized costs are annually subjected to a test of recoverability by comparison to the present value of future net revenues from proved reserves. Any capitalized costs in excess of the present value of future net revenues from proved reserves, adjusted for the cost of certain unproved properties, are expensed in the year in which such an excess occurs. The Company has elected an April 30, year end.

     c.  Income per Share of Common Stock

     The income per share of common stock is based on the weighted average number of shares issued and outstanding during the year.

     d.  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     e.  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Miller Petroleum, Inc., and MPC, Inc. All significant intercompany transactions have been eliminated.

     f.  Fixed Assets

     Fixed assets are stated at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

     The estimated useful lives are as follows:


                                                Lives
                        Class                   (Years)

            Building                           40
            Machinery and equipment            5-10
            Vehicles                           5-7
            Office equipment                   5

     Depreciation expense for the years ended April 30, 2000 and 1999 was $240,857 and $200,727 respectively.

     g.  Revenue Recognition

     Revenues are recognized when the gas products are delivered to customers. In the movement of natural gas, it is common for differences to arise between volumes of gas contracted or nominated, and volume of gas actually received or delivered. These solutions are the result of certain attributes of the natural gas commodity and the industry itself. Consequently, the credit given to the Company by a pipeline for volumes received from producers may be different than volumes actually delivered y a pipeline. When all necessary information, such as the final pipeline statement for receipts and deliveries are available, these differences are resolved by the Company.

     The Company records imbalances based on amounts received and classifies the imbalances as adjustments to the trade accounts receivable or trade accounts payable, as appropriate.

     h.  Accounts Receivable

     Accounts receivable are presented at net realizable value. Accounts receivable are net of an allowance for doubtful accounts of $22,938 at April 30, 1999.

     i.  Inventory

     Inventory consists of used equipment which is purchased by the Company for resale. When purchases are made by the Company the cost is applied only
to the marketable portion of the equipment.   The inventory balance was
$484,549 at April 30, 2000.

     j.  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liability at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     k.  Reclassification

     Certain April 30, 1999 balances have been reclassified to conform with the April 30, 2000 financial statement presentation.

     l.  New Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal years beginning after June 15, 2000. This statement requires recognition of all derivative contracts as either assets or liabilities in the balance sheet and the measurement of them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of any gains or losses on the hedge with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

     m.  Income taxes

     No provision for taxes has been made, due to current operating losses.

NOTE 2 - GOING CONCERN UNCERTAINTY

     The Company has experienced losses totaling $483,295 for the year ended April 30, 2000. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans include raising additional capital in order to drill additional oil and gas wells. The accompanying financial statements do not include any adjustments relating to the recoverability and classifications of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - BUSINESS ACQUISITION

On December 16, 1997, the Company entered into an asset purchase agreement acquisition in which certain producing oil and gas properties, leases, and inventory located in the Kentucky and Tennessee were acquired from AKS Energy Corporation. The agreement, which was effective as of December 16, 1997, whereby the Company paid a total of $2,308,207 for the acquisition. The $2,308,207 purchase price was paid as follows: $1,910,000 paid in cash, 45,000 shares of common stock issued at $2.00 per share, and assumed $308,207 of liabilities.

NOTE 4 - OIL AND GAS PROPERTIES - PIPELINE FACILITIES

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs carrying and retaining unproved properties are expensed. The Company amortizes the oil and gas properties using the double declining balance method for 10 years. The Company capitalized $47,792 of oil and gas properties for the year ended April 30, 2000 and recorded $238,615 and $186,346 of amortization expense for the years ended April 30, 2000 and 1999, respectively.

NOTE 5 - LONG-TERM DEBT

The Company had the following debt obligations at April 30, 2000:


                                                             April 30,
                                                               2000
Line of credit with Bank One of Texas secured by oil and gas properties and corporate assets, principle paid at $20,000 per month bearing a prime + 2% interest rate.
                                                           $ 1,840,000

Note payable to Individual unsecured at 7.00% interest         127,652

Note payable to First National Bank of Oneida secured
by equipment bearing interest at 9.00%.                        216,788


Note payable to First National Bank of Oneida secured
by stock at 9.50%.                                             250,000

Note payable to Individual bearing interest at 8.00%
and requiring interest payments quarterly                      860,000

Note payable to Individual bearing interest at 8.00%           180,000

Line of credit payable to First National Bank of the
Cumberlands secured by equipment and inventory bearing
interest at 10.50% due on demand                               105,552

Note payable to Community Trust Bank secured by real
property bearing interest at 8.50% requiring monthly
principle and interest payments of $1,389                      128,623

Notes payable to a company secured by a working interest
in oil wells bearing no interest and due in productions
payments                                                       106,751

     Total notes payable                                     3,815,366
     Less current maturities                                (2,418,566)

     Notes payable - long-term                             $ 1,396,800

Maturities of long-term debt are as follows:

     Year Ending April 30,                                   Amount

     2000                                                $2,418,566
     2001                                                    57,287
     2002                                                    57,287
     2003                                                    57,287
     2004 and thereafter                                  1,224,939


     Total                                               $3,815,366


NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has a note payable to Deloy Miller (majority stockholder) for $127,652 at April 30, 2000. The note is unsecured and bears interest at 7% per annum.

NOTE 7 - SFAS 69 SUPPLEMENTAL DISCLOSURES (Unaudited)

     (1)               Capitalized Costs Relating to
                     Oil and Gas Producing Activities

                                                    April 30,
                                                      2000

     Proved oil and gas properties
     and related lease equipment:
            Developed                                   $ 2,988,426
            Non-developed                                    31,053
                                                          3,019,479
     Accumulated depreciation and depletion                (707,654)

     Net Capitalized Costs                              $ 2,311,825

     (2)          Costs Incurred in Oil and Gas Property
           Acquisition, Exploration, and Development Activities


                                                             For the
                                                           Year Ended
                                                            April 30,
                                                              2000

     Acquisition of Properties Proved and Unproved       $         0

     Exploration Costs                                           -
     Development Costs                                        47,792

     Total                                               $    47,792



     (3)              Results of Operations for
                        Producing Activities

                                                         April 30,

                                                    2000           1999

     Production revenues                           $1,295,402    $1,917,953
     Production costs                                 785,553     1,195,456
     Depreciation and depletion                       186,346       219,131

     Results of operations for producing
     activities (excluding corporate overhead
     and interest costs                            $  323,503       503,366

     (4)                Reserve Quantity Information

     The following schedule estimates of proved oil and natural gas reserves attributable to the Company. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved - developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil (Bbls) and millions of cubic feet of natural gas (Mcf). Geological and engineering estimates of proved oil and natural gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates reported represent the most accurate assessments possible, these estimates are by their nature generally less precise that other estimates presented in connection with financial statement disclosures.

                                            Oil (bbls)        Gas (Mcf)

   Proved reserves
     Balance, May 1, 1999                        120,151     9,443,127
     Discoveries and extensions                  173,648       855,614
     Acquisitions of proved reserves                 -             -
     Revisions of previous estimates             (10,061)   (2,324,709)
     Productions                                  10,450       223,418

     Balance, April 30, 2000                     294,188     8,197,450

   Proved developed producing
   reserves at April 30, 2000                    120,540     2,034,416
   Proved developed producing
   reserves at April 30, 1999                     92,250     3,607,828


   In addition to the proved developed producing oil and gas reserves reported in the geological and engineering reports, the Company holds ownership interests in various proved - undeveloped properties. The reserve and engineering reports performed for the Company by an independent engineering consulting firm reflect additional proven reserves equal to approximately 4 Bcf of natural gas for these undeveloped properties. Although wells have been drilled and completed in each of these four properties, certain production and pipeline facilities must be installed before actual gas production will be able to commence. The most recent development plan for these properties indicates that facilities installation and commencement of production will be in 2000. However, such timing as well as the actual financing arrangements that will be secured by the Company are uncertain at this time. Therefore, these proven undeveloped reserves are not being included in the presentation of the oil and gas reserves at April 30, 2000, nor are such reserves being considered in calculating depreciation, depletion and amortization expense for the year based on the April 30, 2000 balance of the proven developed producing reserves set forth above.

   The following schedule presents the standardized measure of estimated discounted future net cash flows from the Company's proved reserves for the years ended April 30, 2000 and 1999. Estimated future cash flows were based on independent reserve data. Because the standardized measure of future net cash flows was prepared using the prevailing economic conditions existing at April 30, 2000 and 1999, it should be emphasized that such conditions continually change. Accordingly, such information should not serve as a basis in making any judgement on the potential value of the Company's recoverable reserves or in estimating future results to operations.


     Standardized measures of discounted future net cash flows:

                                                      April 30,
                                               2000              1999

     Future cash flows                   $  26,552,579      $    22,225,310
     Future production costs and taxes      (2,992,328)          (7,056,817)
     Future development costs                 (890,000)          (3,456,000)
     Future cash flows before
     income taxes                           22,670,251           11,712,493

     Discount 10% for timing of cash flow  (14,289,651)          (6,788,758)

     Discounted future net cash flows
     from proved reserves                $   8,380,600      $     4,923,735

     Of the Company's total proved reserves as of April 30, 2000 and 1999, approximately 26% and 41%, respectively, were classified as proved developed producing, 1% and 8%, respectively, were classified as proved developed non-producing and 73% and 51%, respectively, were classified as proved undeveloped. All of the Company's reserves are located in the continental United States.

                            MILLER PETROLEUM, INC.
                         Consolidated Balance Sheets
                                  ASSETS

                                           October 31,      April 30,
                                              2000           2000
                                            Unaudited
CURRENT ASSETS

Cash                                      $  427,314      $   39,556
Accounts receivable - trade-, net            325,508         781,311
Inventory                                    481,549         484,549
Work in process                              175,090
Prepaid expenses                                              27,988

     Total Current Assets                  1,409,461       1,333,404

FIXED ASSETS

Machinery and equipment                    1,286,450       1,343,962
Vehicles                                     432,132         326,916
Buildings                                    313,335         313,335
Office Equipment                              82,064          76,270
Less: accumulated depreciation              (840,637)       (833,519)

    Total Fixed assets                     1,273,344       1,226,964

OIL AND GAS PROPERTIES                       750,764       2,311,825

PIPELINE FACILITIES                          370,848         411,906

OTHER ASSETS

Land                                         511,500        511,500
Investments                                      500            500
Organization Costs                               119            178

    Total Other Assets                       512,119        512,178

TOTAL ASSETS                              $4,316,536      $5,796,277

                LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable - trade                    $260,279       $402,330
Accrued expenses                              58,992         50,795
Notes payable - current portion              504,761      2,418,566

    Total Current Liabilities                824,032      2,871,691

LONG-TERM LIABILITIES

Notes payable - related                       99,601        127,652
Notes payable                              1,225,235      1,269,148

    Total Long-Term Liabilities            1,324,836      1,396,800

    Total Liabilities                      2,148,868      4,268,491

STOCKHOLDERS' EQUITY

    Common Stock: 500,000,000 shares
    authorized at $0.0001 par value,
    7,668,056 and 7,110,691 shares
    issued and outstanding                       767            711
    Additional paid-in capital             2,967,582      2,462,138
    Retained Earnings                       (800,681)      (935,063)

       Total Stockholders' Equity          2,167,668      1,527,786

    TOTAL LIABILITIES AND
    STOCKHOLDERS'S EQUITY                 $4,316,536     $5,796,277

The accompanying notes are an integral part of these consolidated financial statements.

                          MILLER PETROLEUM, INC.
                   Consolidated Statements of Operations
                                (UNAUDITED)

                                      Three Months   Six Months
                                               Ended
                                          October 31,2000
REVENUES

  Service and drilling revenue         $ 655,342      $1,177,290
  Oil and gas revenue                    183,355         345,371
  Retail sales                               135           1,126
  Other revenue                            1,500         125,404

    Total Revenue                        840,332       1,649,191

COSTS AND EXPENSES

Cost of sales                            345,484        599,111
Selling, general and administrative      131,210        237,950
Salaries and wages                       169,856        350,993
Depreciation, depletion and amortization  78,443        174,946

    Total Costs and Expenses             724,993      1,363,000

INCOME (LOSS) FROM OPERATIONS            115,339        286,191

OTHER INCOME (EXPENSE)

Interest income                              464            577
Interest expense                         (54,533)      (152,386)

    Total Other Income (Expense)         (54,069)      (151,809)

INCOME TAXES                                   0              0

NET INCOME (LOSS)                         61,270        134,382

NET EARNING (LOSS) PER SHARE                 .01            .02
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                     7,392,124      7,116,191

The accompanying notes are an integral part of these consolidated financial statements.


                          MILLER PETROLEUM, INC.
              Consolidated Statement of Stockholders' Equity
                                (UNAUDITED)


                                      Additional
                       Common Shares    Paid-in     Retained
                       Shares  Amount   Capital     Earnings     Total
Balance
April 30, 1999        6,921,556  $692  $2,271,158 ($451,768)  $1,820,082

Common stock
issued for cash at
$1.00 per share         185,000     19    184,981       -         185,000

Common stock
issued for cash at
$1.59 per share           3,135             5,000       -           5,000

Common stock
issued for services
at $1.00 per share        1,000             1,000       -           1,000

Net loss for the
year ended
April 30, 2000                                      (483,295)    (483,295)

Balance
April 30, 2000        7,110,691   $711 $2,462,139  $(935,063)   1,527,787

Common stock
repurchased for
$2.00 per share         (45,000)    (5)   (89,995)                (90,000)

Common stock
issued for services
at $1.00 per share        5,500      1      5,499                   5,500

Common stock
issued for cash
at $0.90 per share       50,000      5     44,995                  45,000

Common stock
repurchased for
$1.60 per share          (3,135)     5     (5,000)                 (5,000)

Common stock
issued for cash
at $1.00 per share      550,000     55    549,945                 550,000

Net income for the
six months ended
October 31, 2000                                        134,382    134,382

Balance
October 31, 2000         7,668,056   $767 $2,967,582  ($800,681)$2,167,669

 The accompanying notes are an integral part of these consolidated financial statements

                          MILLER PETROLEUM, INC.
                   Consolidated Statement of Cash Flows
                                (UNAUDITED)

                                             Three Months   Six Months
                                                       Ended
                                                 October 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                              $ 61,270      $134,382
Adjustments to Reconcile Net Income to
Net Cash Provided (Used) by Operating
Activities:
  Depreciation, depletion and amortization       78,443       174,946
  Allowance for bad debt
  Common stock issued for services                              5,500
Changes in Operating Assets and Liabilities:
  Decrease (increase) in accounts receivable  1,862,533       455,803
  Decrease (increase) in inventory                3,000         3,000
  Decrease (increase) in work in process        (30,278)     (175,090)
  Increase (decrease) in accounts payable       (24,042)     (142,051)
  Increase (decrease) in prepaid expenses       (13,994)      (27,988)
  Increase (decrease) in accrued expenses        (6,057)        8,197

   Net Cash Provided (Used) by Operating
   Activities                                 1,930,875       436,699

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of equipment                           (30,997)      (68,413)
Purchase of oil and gas properties             (262,497)     (262,497)

   Net Cash Provided (Used) by Investing
   Activities                                  (293,494)     (330,910)

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on notes payable                    (1,952,170)   (2,034,411)
Sale of common stock                            550,000       595,000
Repurchase of common stock                       (5,000)      (95,000)
Proceeds from borrowing                          88,695        88,695
Sale of Oil and Gas Properties                              1,600,260
Sale of Equipment                                 1,500       127,425

    Net Cash Provided (Used) by Financing
    Activities                              ($1,316,975)     $281,969

NET INCREASE IN CASH                           $320,406      $387,758
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD                             106,908        39,556
CASH AND CASH EQUIVALENTS,
END OF PERIOD                                  $427,314      $427,314

CASH PAID FOR

Interest                                        $54,533      $152,386
Income taxes                                        -             -

NON-CASH FINANCING ACTIVITIES:

Common stock issued for services                 $5,500       $ 5,500

The accompanying notes are an integral part of these consolidated financial statements.

                          MILLER PETROLEUM, INC.
              Notes to the Consolidated Financial Statements
                     April 30, 2000 and October 31, 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Registrant's April 30, 2000 Annual Report on Form 1OKSB. The results of operations for the period ended October 31, 2000 are not necessarily indicative of operating results for the full year.

     The consolidated financial statements and other information furnished herein reflect all adjustment which are, in the opinion of management of the Registrant, necessary for a fair presentation of the results of the interim periods covered by this report.

NOTE 2 - RELATED PARTY TRANSACTIONS

     None.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                DISCLOSURE
                                ----------

     On or about March 19, 1998, our Board of Directors engaged Charles M. Stivers, Certified Public Accountant, of Manchester, Kentucky, to audit our financial statements. He continues as our auditor for fiscal 2001.

                           AVAILABLE INFORMATION
                           ---------------------

     We file periodic reports with the Securities and Exchange Commission. You may inspect and copy these documents at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for additional information. Our Securities and Exchange Commission filings are also available on its web site: http://www.sec.gov.

     We have filed a registration statement with the Securities and Exchange Commission on Form SB-2, under the Securities Act, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or copy these documents at the Public Reference Branch or on the Securities and Exchange Commission's web site.

     You may wish to examine our 8-K Current Report dated September 6, 2000, for further information on the sale of our Kentucky assets to NAMI Resources.

     You may also wish to examine our 8-K Current Report dated December 12, 2000, for further information about our most recent private placement of securities. The purchasers of these securities are part of the group of selling stockholders, and the securities purchased on this offering are part of the securities being registered for resale pursuant to the prospectus.

                    DEALER PROSPECTUS DELIVERY OBLIGATION
                    -------------------------------------

     Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------------------------
------------------------------------------------------------------------------


                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers.
          ------------------------------------------

     Section 48-18-502 of the Tennessee Business Corporation Act allows a corporation to indemnify any director in any civil or criminal proceeding (other than a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or any other proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit) by reason of service as a director if the person to be indemnified conducted himself or herself in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 48-18-507 extends certain indemnification rights to officers, employees and agents of a corporation as well. The foregoing is only a brief summary of the right of indemnification allowed a corporation under the Tennessee Business Corporation Act, and is modified in its entirety by this reference. Our Board of Directors has adopted these provisions to indemnify its directors, executive officers and agents.

Item 25.  Other Expenses of Issuance And Distribution.
          --------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered by this Registration Statement. All of these expenses, except for the Commission registration fee, are estimated:

  Securities and Exchange Commission registration fee........$ 1,173.32
  Legal fees and expenses....................................$50,000.00
  Accounting fees............................................$ 3,500.00
  Printing and engraving expenses............................$ 1,000.00
  Blue Sky Filings...........................................$ 4,000.00
  Transfer agent fees........................................$   500.00
  Miscellaneous..............................................$   500.00

       Total.................................................$60,673.32


  Item 26.  Recent Sales of Unregistered Securities.
            ----------------------------------------

     We have sold the following "restricted securities" during the past three calendar years:

Common Stock.
-------------


                                                                Aggregate
Name or Group          Number of Shares        Date            Consideration
-------------          ----------------        ----            -------------


Common stock issued       336,222              (1)               $587,018
for cash at
approximately
$1.75 per share

Common stock issued       144,444              (1)               $260,000
for equipment at
$1.80 per share

Common stock issued        45,000            12/15/97            $ 90,000
in AKS acquisition at
$2.00 per share

Common stock issued to     29,037             4/2/98             $ 43,590
pay note payable at
$1.50 per share

Common stock issued as     36,364             4/2/98             $ 40,000
bonus at $1.10 per share

Common stock issued for   150,000             8/4/98             $328,125
cash at $2.19 per share

Common stock issued for    60,500            10/19/98            $120,999
cash at $2.00 per share

Common stock issued for    28,556            12/18/98            $ 51,400
cash at $1.80 per share

Common stock issued for    25,333              (2)                $ 45,600
services at $1.80 per
share

Common stock issued to     11,100              (2)                $ 19,979
employees at $1.80 per
share

Common stock issued for     5,500            7/18/00              $  5,500
services at $1.00 per
share

Common stock issued for    50,000            7/18/00              $ 45,000
cash at $0.90 per share

18 subscribers          1,075,000            12/12/00(3)        $1,075,000
under Rule 506
offering

Christmas bonus for         2,800            12/12/00              Bonus
14 employees


     (1) Issued on various dates during our fiscal year ended April 30, 1998.

     (2) Issued on various dates during our fiscal year ended April 30, 1999.

     (3) Our Board of Director's consent accepting subscriptions was signed December 12, 2000, but the Subscription Agreements were signed over a period of three months.

Warrants.
---------



Raymond R. Cohn            12,500          8/10/00                     (1)

Daniel Page             1,000,000         10/11/00                     (2)

Basic Investors, Inc.     100,000         12/08/00                     (3)

Lawrence L. LaRue          12,500         12/15/00                     (4)

Teresa Cotton               5,000         12/15/00                     (4)

Gary Bible                  6,000          1/09/01                     (4)


     (1) Granted to Mr. Cohn in connection with the purchase of other securities.

     (2) Granted to Mr. Page for his service as an investor relations consultant for a period of two years commencing August 3, 2000.

     (3) Granted to Basic Investors for its service as a business consultant from December 8, 2000, until February 1, 2001.

     (4) Granted as bonuses to: Mr. LaRue, the Secretary/Treasurer and a director; Ms Cotton, an employee; and Mr. Bible, a Vice President.

     We issued all of these securities to persons who were either "accredited investors," or "sophisticated investors" who, by reason of relationship to us, education, business acumen, experience or other factors, were fully capable of evaluating the risks and merits of an investment in our company; and each had prior access to all material information about us. We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Regulation D of the Securities and Exchange Commission and from various similar state exemptions.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration
Statement:


Exhibit
Number      Description
------      ------------
 3.1  Charter of Miller Contract Drilling, Inc., filed January 24, 1978

 3.2  Articles of Merger between Miller Resources, Inc. and Miller Contract
      Drilling, Inc., filed March 13, 1979

 3.3  Articles of Merger between Miller Trucking Co., Inc. and Miller Contract
      Drilling, Inc., filed October 31, 1983

 3.4 Articles of Amendment of the Charter of Miller Contract Drilling, Inc., changing its name to Miller Petroleum, Inc., filed February 27, 1984

 3.5  Articles of Merger between Miller Enterprises, Inc. and Miller
      Petroleum, Inc., filed April 30, 1985

 3.6 Articles of Amendment to the Charter of Miller Petroleum, Inc., increasing the number of shares authorized to 2,000, filed on September
      12, 1996

 3.7  Articles of Merger between Miller Services, Inc., Energy Cell, Inc. and
      Miller Petroleum, Inc., filed on September 16, 1996

 3.8  Certificate of Ownership and Merger and Articles of Merger between
      Triple Chip Systems, Inc., a Delaware corporation and Miller Petroleum,
      Inc., a Tennessee Corporation, filed on January 13, 1997

 3.9  By-Laws

 5    Opinion of Branden T. Burningham, Esq.
      regarding legality

 23   Consent of Branden T. Burningham, Esq.

 27   Financial Data Schedule.

 99.1 8-K Current Report dated September 6, 2000, regarding the sale of assets to NAMI Resources Company, LLC.*

         * These documents and related exhibits have previously been filed with the Securities and Exchange Commission and are incorporated herein by this reference.

Item 28.  Undertakings
          ------------

     We hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement; and

            (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                            SIGNATURES
                            ----------

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Huntsville, State of Tennessee, on January 17, 2001.


                                             MILLER PETROLEUM, INC.



Date: 1/17/2001                              By/s/Deloy Miller
     ----------------                          ---------------------------
                                               Deloy Miller, CEO and
                                               Director


     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.


                                             MILLER PETROLEUM, INC.


Date: 1/17/2001                              By/s/Deloy Miller
     ----------------                          ---------------------------
                                               Deloy Miller, CEO and
                                               Director


Date: 1/17/2001                              By/s/Lawrence L. LaRue
     ----------------                          ---------------------------
                                               Lawrence LaRue, Secretary/
                                               Treasurer and Director

Date: Jan. 17, 2001                          By/s/Herman Gettelfinger
     ----------------                          ---------------------------
                                               Herman Gettelfinger, Director


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933

                       MILLER PETROLEUM, INC.

